UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 15, 2002

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota	55121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

SIGNATURE
EX-99.1 Press Release dated October 15, 2002

Items 1, 2, 3, 4, 6, and 8 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

     On October 15, 2002 at 10 a.m. local time, Hypertension Diagnostics, Inc. (the “Company”) reconvened its Special Meeting of Shareholders originally scheduled for 10 a.m. local time September 25, 2002. After reconvening the Special Meeting, it was announced that a quorum was not present at the Special Meeting, either in person or by proxy. The Special Meeting was then adjourned to 3:00 p.m. local time on Friday, October 25, 2002 at the Company’s offices at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121. The meeting was adjourned to allow shareholders more time to vote their shares of Common Stock to obtain a quorum.

     The Special Meeting is being called for the purposes of allowing the Company’s shareholders to consider and approve Proposal 1: The issuance of Common Stock equal to 20% or more of the outstanding Common Stock of the Company upon (a) conversion of $2,000,000 aggregate principal amount of 8% Convertible Notes due March 27, 2005 and (b) exercise of Common Stock Purchase Warrants.

     The Special Meeting of the Company’s shareholders is being held to obtain approval of Proposal 1 pursuant to the requirements of the Subscription Agreement dated March 27, 2002 by and between the Company and the subscribers thereto (the “Subscription Agreement”) under which the Company issued $2,000,000 aggregate principal amount of Convertible Notes due March 27, 2005 (the “Notes”). Failure of the Company to obtain approval of Proposal 1 by September 27, 2002 constitutes an “Approval Default,” a type of event of default under the Notes. Upon an Approval Default, a holder of the Note, at its option, may demand repayment in cash of the principal then outstanding and interest then remaining unpaid on the Note. The Company will seek to negotiate waivers by the Note holders of this event of default. The inability of the Company to obtain waivers for the event of default under the Notes will have a material adverse effect upon the Company’s ability to continue operations.

     Also on October 15, 2002, the Company announced the further adjournment of its Special Meeting by a press release which is attached as Exhibit 99.1.

ITEM 7. EXHIBITS.

Exhibit 99.1	Press Release dated October 15, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

	By	/s/ James S. Murphy Its Senior Vice President, Finance and Administration and Chief Financial Officer

October 15, 2002